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                                                                EX-99.B15C



                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                       OF
                                SBSF FUNDS, INC.

         WHEREAS, SBSF Funds, Inc. (the "Company") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, the Company desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the Act, and the Board of Directors has determined that there is a reasonable likelihood that adoption of this Plan of Distribution will benefit the Company and its shareholders;

         NOW, THEREFORE, the Company hereby adopts this Plan of Distribution (the "Plan") in accordance with Rule 12b-1 under the Act on the following terms and conditions:

         1. The Company is authorized to pay expenses primarily intended to result in the sale of the shares of a fund of the Company (a "Fund"), including, but not limited to, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials. The Company also may compensate the distributor of the Company's shares (the "Distributor"), or reimburse expenses incurred by the Distributor for distribution-related and sales support or shareholder account services. All amounts expended pursuant to this Plan shall be paid to the Distributor, but the Distributor may use all or any portion of such payments to compensate or reimburse brokers and dealers or others which make sales of shares of a Fund or which service shareholder accounts. Total payments under this Plan may not exceed .25% of the average daily net asset value of the shares of a Fund on an annual basis.

         2. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Company.

         3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

         4. This Plan shall continue in effect until the next annual meeting of stockholders. If approved at such meeting by a vote of a majority of the outstanding voting securities,

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the Plan shall continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

         5. The Distributor shall provide to the Board of Directors of the Company and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding voting securities of the Fund.

         7. This Plan may not be amended to increase materially the amount to be spent for distribution unless such amendment is approved in the manner provided for initial approval in paragraph 2 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.

         9. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than five years from the date of this Plan, or the agreements or such report as the case may be, in an easily accessible place.

Dated:       Adopted February 8, 1988
             Amended and Restated February 21, 1995
             Amended and Restated September 20, 1995